Exhibit 10.69

TIMBERLAND

PURCHASE AND SALE AGREEMENT

FOR THE MORTON, LEWIS COUNTY, WASHINGTON TIMBERLANDS

by and between

PLUM CREEK TIMBERLANDS, L.P.,

As Seller

and

POPE RESOURCES, A Delaware Limited Partnership,

As Purchaser

Dated the — day of December, 2003

TIMBERLAND
PURCHASE AND SALE AGREEMENT
FOR THE MORTON, LEWIS COUNTY, WASHINGTON TIMBERLANDS

        THIS AGREEMENT is made and entered into this ___ day of December, 2003, by and among PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership, as successor by merger to Plum Creek Timber Company, L.P., a Delaware limited partnership (“Seller”) whose address is 999 Third Avenue, Suite 4300, Seattle, Washington 98104, and POPE RESOURCES, A Delaware Limited Partnership whose address is 19245 Tenth Avenue Northeast, Poulsbo, Washington 98370-0239 (“Purchaser”).

        Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser approximately 3,297 acres of timberland and associated property and assets located in the State of Washington, known as the Morton, Lewis County, Washington Timberlands. In consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, the parties agree as follows:

        1. Purchase and Sale of Assets. Subject to the contingencies and other terms and conditions contained herein, Seller agrees to sell and Purchaser agrees to purchase the Assets (as defined in Paragraph 1.6), as follows:

1.1 Timberlands. All of Seller’s right, title and interest in and to certain real property owned by Seller in Lewis County, Washington, as further described on Exhibit “A” attached hereto and incorporated herein by this reference (“Real Property”), together with all other rights and interests related or appurtenant thereto, including but not limited to all of Seller’s right, title, and interest (i) in and to the merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Real Property; (ii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other hard rock rights on and under the Real Property not previously severed by Seller’s predecessors in interest; and (iii) in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Real Property (collectively, all property described in this Paragraph 1.1 is herein called the “Timberlands”).

1.2 Access Rights and Easements. All rights and interests of Seller in and to any access rights, rights-of-way and easements appurtenant to or benefiting the Timberlands and listed in Schedule 1.2 (“Access Rights and Easements”).

1.3 Maps and Records. All records and information in Seller’s possession or control used in connection with or pertaining to the Timberlands, including, without limitation, Seller’s records and information relating to timber inventories, timber management and operations reports, records relating to title matters, current agreements, roads, current easements and access rights, and environmental conditions, maps, Road Maintenance and Abandonment Plan, wildlife survey results, biological studies, open Forest Practice Applications (including any FPAs where any reforestation or other continuing forestland obligations remain uncompleted), aerial photos, plans, drawings, specifications, renderings, engineering studies, surveys, and electronic timber inventory data solely concerning the Timberlands (collectively, the “Maps and Records”). The term “Maps and Records” shall include all information, documents, records, maps, reports, due diligence materials, including, without limitation, surveys, forest management records, and wildlife and fisheries reports, received by Seller from the State Department of Natural Resources (“DNR”) in connection with Seller’s acquisition of the Timberlands from the DNR in 2001.

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1.4 Assets. The Timberlands, Access Rights and Easements and Maps and Records are sometimes collectively referred to as the “Assets.”

1.7 Possession. Purchaser shall be entitled to possession of the Assets upon Closing.

2. Purchase Price and Terms.

2.1 Purchase Price. The purchase price for the Assets is Eight Million Five Hundred Five Thousand Dollars (US$8,505,000) (“Purchase Price”).

2.2 Earnest Money. Upon full execution hereof, Purchaser shall place into the escrow with the Escrow Agent (defined below) the amount of Two Hundred Fifty Thousand Dollars (US$250,000), in cash or by wire transfer or otherwise immediately available federal funds paid or delivered as earnest money (the “Earnest Money”) in part payment of the Purchase Price for the Assets. The Earnest Money shall be invested by Escrow Agent in an interest-bearing account mutually acceptable to the parties, with all interest earned thereon being for the account of Purchaser. The Earnest Money shall be refunded to Purchaser if this Agreement terminates for any reason other than Purchaser’s failure to close without legal excuse. The Earnest Money shall constitute Seller’s sole and exclusive remedy in the event Purchaser fails to close this transaction without legal excuse.

2.3 Payment of Purchase Price. At Closing, Purchaser shall pay Seller in cash or by wire transfer or otherwise immediately available federal funds the entire Purchase Price, of which the Earnest Money receipted herein is a part. The value of the Access Rights and Easements and Maps and Records is included in the value allocated to the Timberlands, which is 100% of the Purchase Price.

        3. Closing. Subject to the provisions of Paragraph 14.1(h), Closing (“Closing”) shall occur at the offices of Transnation Title Insurance Company, 1200 Sixth Avenue, Seattle, Washington 98101 (“Escrow Agent”) on or before January 9, 2004, unless such date is extended by written agreement of the parties.

        4. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that except as disclosed in a Schedule or Schedules hereinafter described:

4.1 Organization. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

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4.2 Good Standing. Seller is qualified to do business in the State of Washington.

4.3 Power and Authority for Transaction. Seller has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

4.4 Authorization. The execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary partnership actions on the part of Seller and this Agreement constitutes a valid and legally binding agreement of Seller.

4.5 No Violation or Conflicts. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein (i) constitute a violation of Seller’s certificate of limited partnership or limited partnership agreement, or (ii) result in the breach of or the imposition of any lien on any Assets pursuant to, or constitute a material default under, any indenture or bank loan or credit agreement or other agreement or instrument to which Seller is a party or by which it or its property may be bound or affected. Except for consents or approvals which will have been obtained or actions which will have been taken on or prior to the Closing Date, and except for consents, approvals, authorizations or actions described in Paragraph 16.2, no consent, approval, authorization or action by any governmental authority, or any person or entity having legal rights against or jurisdiction over Seller, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated herein.

4.6 No Defaults. To Seller’s knowledge, the Access Rights and Easements are valid and in full force and effect, and no event has occurred or is claimed to have occurred which may render unenforceable or permit the termination of any of the Access Rights and Easements. To Seller’s knowledge, neither Seller nor, to Seller’s knowledge, any other party thereto has breached or violated or is claiming Seller has breached or violated any provision of, or is in default or is claiming Seller is in default in any respect under, the terms or conditions of any Access Right or Easement. Except as disclosed on Schedule 1.2, the Access Rights and Easements are assignable to Purchaser without consent.

4.7 Condemnation Proceedings. Subject to Paragraph 14.1(e), no condemnation proceeding is pending or, to the knowledge of Seller, threatened which affects or could reasonably be expected to affect the Timberlands.

4.8 Environmental Matters. To Seller’s knowledge, Seller warrants that:

(a) the Timberlands are not nor have they at any time been used for or suffered the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any hazardous substances or fill or other material containing hazardous substances in material violation of applicable laws;

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(b) there are no underground storage tanks on the Timberlands;

(c) Seller has not received written notification from any third party, including, but not limited to, any governmental agency, alleging that Seller, with respect to the management and operations of the Timberlands, and/or the Timberlands are not materially in compliance with, may require remediation under, or be subject to liability under applicable environmental laws; and

(d) there are no hazardous substances in, on or under the Timberlands or any part thereof that are in violation of applicable environmental laws except for such violations as would not (individually or in the aggregate) be material.

        Except as to matters covered by Seller’s warranty set forth in this Paragraph 4.8, Purchaser releases Seller from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise after the date of Closing based in whole or in part upon (i) Seller’s failure to comply with any environmental laws applicable to the Timberlands; or (ii) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Timberlands before, as of, or after the Closing Date. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any governmental agency arising out of (i) or (ii) above, or any claims, costs, losses, liabilities, or obligations arising out of the activities of Seller or its agents, contractors or employees on, in, under or about the Timberlands after the Closing Date. As used herein, the term “environmental laws” shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), the Toxic Substances Control Act, as amended (“TSCA”), the Clean Water Act, as amended (“CWA”), the Clean Air Act, as amended (“CAA”), and the Oil Pollution Control Act of 1990, as amended (“OPA”). As used herein, the terms “hazardous substance” and “release” (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this Paragraph 4.8 after the effective date of the amendment. Moreover, to the extent that Washington law establishes a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

4.9 Suits, Actions or Proceedings. There is (i) no court or administrative decision, permit, moratorium, judgment or order against Seller or specifically involving the Timberlands which materially and adversely affects the value of the Timberlands or the operations of the Timberlands as they are currently being operated; and (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or specifically involving the Timberlands which would reasonably be expected to materially and adversely affect the value of the Timberlands or the operations of the Timberlands as they are currently being operated. There is no suit, action, claim, arbitration or other proceeding pending, or to the knowledge of Seller, threatened before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

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4.10 Broker Fees. Seller has engaged Forestland Marketing /Troy Dana/Mike Flanagan (collectively, “Broker”) as its broker, agent or finder with respect to this transaction, and Seller shall pay Broker at Closing all brokerage fees, agents’ commissions and/or finders’ fees owed to Broker in connection with the transaction contemplated herein. Purchaser shall have no liability or obligation to pay Broker any commissions or fees. Purchaser and Seller each represent and warrant to the other that no other broker, agent or finder, licensed or otherwise has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement. In the event of any such claim for broker’s, agent’s or finder’s fee or commission for any broker, agent or finder other than the Broker in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability, including without limitation, reasonable attorney’s fees and court costs. Purchaser and Seller acknowledge that the representations and warranties contained in this Paragraph shall survive the Closing.

4.11 Compliance. Seller has not received written notification from any governmental agency alleging that the Timberlands or the use or condition thereof are not presently in compliance with applicable laws and Seller has no knowledge of any such violations relating to the Timberlands or the use or condition thereof. To Seller’s knowledge, Seller maintains the Assets in material compliance with all applicable laws, ordinances, codes, permits, approved Forest Practices Applications, and regulations. Seller has not engaged in any timber harvest operations on the Timberlands since September 29, 2003.

4.12 Marketable Title. Seller has good and marketable title to the Assets and at Closing such Assets will be free and clear of all liens, security interests, charges and encumbrances except, in the case of the Timberlands, Permitted Exceptions defined in Paragraph 7(c).

4.13 Unrecorded Encumbrances; Ongoing Rights. There is currently and shall prior to Closing be no timber cutting or harvesting activity on or removal of any timber from the Timberlands. Except for the Forest Practice Application disclosed in Schedule 4.13, the Timberlands are not subject to any contracts, leases, cutting rights, logging, stumpage or other agreements, timber contracts or deeds, licenses, restrictive covenants, Forest Practice Applications, permits, tenancies, easements or reservations except those encumbrances of public record. Seller warrants that it shall not sell, mortgage or otherwise transfer the Assets or any portion thereof or interest therein, or modify, waive any rights under or terminate any Access Rights and Easements, breach or violate any terms or conditions in any Access Rights and Easements, or enter into any agreements, create any liens, claims, restrictions or encumbrances, or grant any rights or interests in or pertaining to the Assets or release or terminate any existing rights benefiting the Assets without the prior written consent of Purchaser, which shall not be unreasonably withheld. Seller has provided Purchaser with a copy of the FPA listed on Schedule 4.13.

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4.14 No Adverse Claims. Except as to matters of public record, to Seller’s knowledge, the Timberlands are not subject to any rights of persons in possession or persons making use thereof which would reasonably be expected to have a material adverse effect on the value of the Timberlands, nor has Seller received any notice that that the Timberlands are subject to any claim of adverse possession or prescriptive easement.

4.15 ESA. To Seller’s knowledge, there are no (i) endangered or threatened species (as defined or listed under federal law) nor any nesting site(s) or habitat of or waterways containing any such species located on or proximate to the Timberlands, or (ii) areas of the Timberlands within any “owl circles,” which would materially and adversely affect the harvesting of the timber on the Timberlands.

4.16 Tribal Rights. Seller has not received written notice from any aboriginal or Native American tribe (or representative thereof) of any rights or claims of such tribe that relate to the Timberlands.

4.17 Timber Harvest Obligations. Except for approximately 65 acres located within the Timberlands in the area shown on the map attached hereto as Exhibit “B” for which an obligation remains to plant, (i) all timber harvest excise taxes, costs and liabilities associated with any prior harvesting and removal of timber or other natural resources from the Timberlands have been fully paid, and (ii) all other liabilities and obligations arising out of the use, ownership or possession of the Timberlands (including, without limitation, the removal of timber or other natural resources) prior to Closing will be fully paid and performed by Seller on or before Closing.

5. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

5.1 Organization. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and has the partnership power to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

5.2. Authorization; No Violation or Conflicts. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary partnership action on the part of Purchaser, and this Agreement constitutes a valid and legally binding agreement of Purchaser. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein constitute a violation of Purchaser’s agreement of limited partnership or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein.

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5.3 Broker Fees. Purchaser has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees, in connection with the transactions contemplated herein.

5.4 Suits, Actions or Proceedings. Purchaser has no knowledge of any suit, action, arbitration or other proceeding pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

6. Survival; Cushion Against Claims; Knowledge; Materiality.

6.1 Survival. The respective representations and warranties of Seller and Purchaser contained herein or in any Schedule, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement, including the environmental matters set forth in Paragraph 4.8, shall survive the Closing for a period of twelve (12) months and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date. The representations and warranties of Seller contained in Paragraph 4.12 and in any deeds or assignment instruments transferring the Assets shall not be subject to the terms of this Paragraph 6.1.

6.2 Seller’s Knowledge Defined. “Knowledge” as used in this Agreement with respect to the Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by any officer of the Seller or by David Crooker; Michael Yeager, Director Land Management, Lee Spencer, Resources Manager, and Gregg Lewis, Forester.

6.3 Materiality Defined. “Material” or “materiality” or “materially” or “materially and adversely affect” as used in this Agreement with respect to Seller shall mean a claim, encumbrance or occurrence (including without limitation a breach of warranty or violation by Seller) that could lessen the value of the Assets by, or cause damages of, at least $25,000.00.

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7. Condition of Title and Title Insurance.

(a) As of the date of closing, title to the Timberlands is to be free of all encumbrances or defects except those listed in the preliminary commitments for title insurance deemed to be Permitted Exceptions as described below. Monetary encumbrances and any encumbrances arising after the date of this Agreement not caused by or approved in writing by Purchaser shall not be deemed to be Permitted Exceptions and shall be discharged by Seller and be paid from Seller’s funds at Closing. The following shall not be deemed encumbrances or defects and shall be deemed to be Permitted Exceptions: rights reserved in federal patents or state deeds, building or use restrictions consistent with current zoning, and rights previously reserved for minerals, metals and ores of every kind and nature (excluding sand, rock and gravel), and previously reserved rights for oil, gas and other hydrocarbons.

(b) At closing, Seller shall, at Seller’s expense, cause the Transnation Title Insurance Company to furnish to Purchaser a standard form ALTA Owner’s or Purchaser’s Policy of Title Insurance (policy form 1970-B or other available form approved by Purchaser) in the amount of the Purchase Price for the Timberlands insuring the title to the Timberlands in Purchaser, subject only to the Permitted Exceptions and any liens or encumbrances suffered or incurred by Purchaser (“Title Policy”). Purchaser shall be entitled to obtain at closing, at Purchaser’s cost, such special endorsements to the Title Policy as Purchaser may reasonably request.

(c) Seller has provided a copy of the preliminary commitments for title insurance for the Timberlands, together with copies of the exception documents referenced therein. Purchaser shall have until close of business on the date that is ten (10) business days after the date of mutual execution and delivery of this Agreement to notify Seller of any objections Purchaser has to any matters shown or referred to in the title commitments. Any title encumbrances or exceptions that are set forth in the title commitments to which Purchaser does not object during the period specified, except the encumbrances that Seller is required to remove under Paragraph 7(a) above, shall be deemed to be permitted exceptions to the status of Seller’s title (the “Permitted Exceptions”). With regard to items to which Purchaser does object within the period specified, Seller shall attempt to cure and remove such items prior to Closing. If Seller is unable or fails to cure or remove such items by the date that is five (5) days after the date Purchaser gives notice of such objection, Seller shall notify Purchaser thereof by the expiration of such 5-day period, and Purchaser may either waive its objection and proceed with closing, or terminate this Agreement by written notice to Seller no later than the date that is five (5) days after the date Purchaser receives such notice from Seller (or if Seller is unable or fails to timely cure or remove such items or give such notice to Purchaser, no later than ten (10) days after Purchaser gives its notice of objection). If Purchaser fails to give such notice to Seller within the time specified, the objection(s) shall be deemed waived by the Purchaser. If any supplements to any of the title commitments are issued after the date of this Agreement, Purchaser shall have until the later of (i) the expiration of the initial ten (10) business day title review period, or (ii) five (5) business days after receipt of such supplement, to notify Seller of Purchaser’s objection to any such matters shown therein, and if such notice is not given within such period, Purchaser shall be deemed to have accepted such matters, except the encumbrances that Seller is required to remove under Paragraph 7(a) above, as Permitted Exceptions. If Seller is unable or fails to cure or remove such items by the required date for Closing, Seller shall notify Purchaser thereof at least two (2) business days prior to such required date for Closing, and Purchaser may either waive its objection thereto and proceed with closing, or terminate this Agreement by written notice to Seller no later than the required date for Closing.

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8. Condition of Property; Subsequent Acts.

8.1 Limitation on Representations. Purchaser agrees that neither Seller nor its agents, officers, employees or assigns shall be held to any covenant or representation respecting the condition of the Timberlands or any improvements thereon, nor shall Purchaser or Seller or the assigns of either be held to any covenant or agreement for alterations, improvements or repairs unless the covenant, representation or agreement relied on is contained herein or expressly or impliedly in the deeds or instruments transferring any of the Assets or is in writing and attached to and made a part of this Agreement.

8.2 Limitation of Warranties. Except for the representations and warranties made in this Agreement or contained, expressly or impliedly, in the deeds or instruments transferring any of the Assets, Purchaser specifically acknowledges and agrees that (i) Seller does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the Timberlands; and (ii) the Timberlands are sold to Purchaser in an “AS IS” and “WITH ALL FAULTS” condition as of the Closing Date, including without limitation the stability of soils, suitability for any construction or development, encroachment or boundary questions, drainage, availability of utilities, zoning, quantity, quality, acreage, access and similar matters. Purchaser assumes the risk that adverse physical conditions may not have been revealed by its investigation. The limitations and “AS IS” provisions of this Paragraph 8.2 specifically do not apply to the express exceptions to the release granted to Seller in Paragraph 4.8 hereof.

        9. Liabilities Not Assumed. Except for obligations under the Access Rights and Easements arising from and after Closing, and as otherwise expressly set forth in this Agreement, Purchaser shall not assume or be responsible for any liabilities of Seller.

        10. Access Rights and Easements.

At Closing, Seller shall assign, to the extent assignable, and, subject to the terms of Paragraph 16.2 below, Purchaser shall assume the Access Rights and Easements listed on Schedule 1.2 pursuant to an executed blanket assignment in the form of Schedule 10 hereto. Seller has provided copies of the Access Rights and Easements to Purchaser.

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        11. Access to Information. Upon full execution hereof, Seller will permit Purchaser to have reasonable access to the Timberlands and to the Maps and Records, whether located in Seller’s Seattle office or elsewhere, provided, however, that any such access must be coordinated through Michael Yeager in Seller’s Seattle office. Seller shall provide Purchaser with access to all other materials reasonably requested by Purchaser. Purchaser and its employees, agents and consultants shall have the right, at Purchaser’s sole cost and expense, to enter onto the Timberlands prior to Closing to conduct such inspections of the Assets, document reviews, and tests as Purchaser deems reasonable; provided, however, that such access must be coordinated through Michael Yeager in Seller’s Seattle office.

        12. Confidentiality; Public Announcements; Return of Information. Subject to the provisions of Paragraph 12.3 below:

12.1 Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, lenders and representatives assisting each respective party in connection with this transaction, and except government agencies and other third parties to whom notice must be given or from whom consent must be obtained in order to complete the transactions described herein, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

12.2 No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other, provided such approval shall not be unreasonably withheld or delayed; provided further that the parties shall cooperate in good faith with respect to issuing a joint press release at or prior to Closing. Seller acknowledges that this transaction constitutes a “material transaction” for Purchaser with respect to disclosure requirements and Purchaser’s press release will include disclosure of the Purchase Price. Seller agrees that upon the full execution of this Agreement, Purchaser may issue a press release regarding this transaction so long as the Purchase Price is not disclosed, and upon Closing Purchaser may issue a press release regarding this transaction including disclosure of the Purchase Price; provided, however, that Seller must approve the form and content of any such press release prior to its issuance, such approval not to be unreasonably withheld

12.3 Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the Board of Directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any applicable law, rule, or regulation.

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12.4 In the event of termination of this Agreement for whatever reason, Purchaser will return all originals and copies of documents, work papers and other material obtained hereunder, whether obtained before or after the execution hereof (subject to retention of true copies for litigation purposes as applicable), and Purchaser agrees that it will not disclose or divulge any such information to any other person without Seller’s written consent, and will use its best efforts to keep any information so obtained confidential; provided, however, that (i) Purchaser may disclose this information to its employees, attorneys, accountants and prospective lenders who need to know such information in connection with this transaction and who have been informed of Purchaser’s obligation to maintain the information as confidential; and (ii) Purchaser shall not be obligated to treat as confidential any information which was known to it at the time of disclosure or which becomes publicly known or available thereafter or is rightfully received by Purchaser from a third party.

        13. Exchange. Seller may wish to complete this transaction as part of a Section 1031 tax-deferred exchange. Purchaser agrees to cooperate with Seller in documenting and completing such exchange by agreeing that Seller may transfer Seller’s rights and obligations under this Agreement to Seller’s Qualified Intermediary, in Seller’s sole discretion, provided that such assignment, if made, shall not release Seller from its obligations under this Agreement. Purchaser agrees to accept Seller’s Qualified Intermediary as the assigned Seller of the Property described in this Agreement. Purchaser shall incur no additional expense or liability by such cooperation. Purchaser may wish to complete this transaction (or portion thereof) as part of a Section 1031 tax-deferred exchange. Seller agrees to cooperate with Purchaser in documenting and completing such exchange by agreeing that Purchaser may transfer all or any portion of Purchaser’s rights and obligations under this Agreement to Purchaser’s Qualified Intermediary or Exchange Accommodation Titleholder (as defined in Rev. Proc. 2000-37), in Purchaser’s sole discretion, provided that such assignment, if made, shall not release Purchaser from its obligations under this Agreement. Seller agrees to accept Purchaser’s Qualified Intermediary or Exchange Accommodation Titleholder as the assigned Purchaser of the Property described in this Agreement. Seller shall incur no additional expense or liability by such cooperation.

        14. Closing.

14.1 Conditions to Purchaser’s Obligations. The obligations of Purchaser to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date or the date indicated for any such contingency listed below (whichever is earlier), of each of the following conditions and any other conditions to Purchaser’s obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Purchaser in its sole discretion:

(a) Material Inaccuracies. Seller’s representations and warranties shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and Seller shall deliver a certificate to that effect at Closing.

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(b) Performance of Obligations. Seller shall have performed all obligations required to be performed by it prior to or on the Closing Date under this Agreement.

(c) Title Insurance Commitment. At Seller’s expense, Purchaser shall have received a binding commitment from Transnation Title Insurance Company for the issuance of the Title Policy, and any special endorsements thereto reasonably required by Purchaser (which special endorsements shall be at Purchaser’s expense), subject only to the Permitted Exceptions. It shall be reasonable for Purchaser to require a special endorsement to the Title Policy which insures that the Declaration (as defined in Section 14.1(h) below) and the Murray Pacific Habitat Conservation Plan (“HCP”), Amended HCP, Implementation Agreement and Amended Implementation Agreement, as described in the Declaration, do not affect or bind the Timberlands or any portion thereof.

(d) Suits, Actions or Proceedings. No suit, action, arbitration or other proceeding shall be pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, or which could reasonably be expected to have a material adverse effect on the value of the Assets or the use of the Timberlands as commercial timberlands, and all governmental and regulatory approvals and clearances which are required to consummate such transactions, if any, shall have been obtained.

(e) Casualty, Loss or Condemnation. The Timberlands shall not have become subject, subsequent to the date of this Agreement and prior to the Closing Date, to physical damage by fire, flood, windstorm, earthquake or other similar occurrence, or to any condemnation proceeding, which causes or may result in a diminution in the value of the Timberlands by at least $800,000. If Purchaser elects to waive the condition set forth in this Paragraph 14.1(e), or if any material casualty or condemnation loss diminishes the value of the Timberlands by less than $800,000, the Purchase Price shall be reduced to reflect the diminution in value resulting or expected to result from the casualty or condemnation, in which event Seller shall be entitled to retain any compensation awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation. If the parties cannot agree upon the extent of the diminution in value, the determination shall be made by an independent expert mutually agreed upon by the parties. The foregoing notwithstanding, if the amount of the casualty or condemnation loss diminishes or is expected to diminish the value of the Timberlands, by $25,000 or less, there shall be no adjustment to the Purchase Price; provided, however, that in such event Purchaser shall be entitled to receipt and assignment of any compensation awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation.

(f) Due Diligence Review. Purchaser may, at Purchaser’s sole cost and expense, conduct a due diligence review of the Maps and Records, Access Rights and Easements, and the following conditions affecting or pertaining to the Timberlands: environmental, title, access, endangered or threatened species and any nesting site(s) or habitat thereof or waterways containing any such species, and “owl circles,” such due diligence review to be completed not later than the date that is ten (10) business days after the date of mutual execution and delivery of this Agreement. Purchaser’s due diligence review may include review and analysis of all documentation, determinations, reports, files and studies of any state or other governmental agency relating to endangered or threatened species, or any nesting site(s) or habitat thereof or waterways containing any such species, or any “owl circles” on or affecting the Timberlands. Purchaser’s obligations to consummate the transactions described herein are subject to and conditioned upon Purchaser’s acceptance of the findings of such due diligence review in Purchaser’s sole good faith discretion. In the event Purchaser fails to give notice to Seller of Purchaser’s nonacceptance of its due diligence review by the expiration of the 10 business day due diligence contingency period, Purchaser shall be deemed to have waived this condition to Closing.

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(g) Approval of Continuance Request. Purchaser’s request for continuance of the forestland or timberland designation or classification of the Timberlands shall have been granted by the Lewis County Assessor at or prior to Closing.

(h) Removal of Declaration of Covenant from Timberlands. Prior to Closing, the Declaration of Covenant recorded under Lewis County Rec. No. 9313627, as amended by Amendment recorded under Lewis County Rec. No. 9512060 (the “Declaration”), relating to the Murray Pacific HCP, Amended HCP, Implementation Agreement, and Amended Implementation Agreement, shall be removed from title with respect to the Timberlands and all portions thereof by a recorded release or other documentation reasonably satisfactory to Purchaser and the underwriters for Transnation Title Insurance Company (“Release”). Purchaser shall be deemed to have a reasonable basis to disapprove such release or other documentation if it is revocable, conditional, effective on a date later than the date of its recordation, or is not signed by all necessary parties. If this condition to Closing has not been satisfied by January 9, 2004, the Closing Date shall be automatically extended to allow said contingency to be satisfied, provided that the Closing Date shall not be extended beyond January 30, 2004. Seller shall use its reasonable efforts to cause the Release to be timely signed and recorded. Seller agrees to be a party to the Release. If this condition to Closing is satisfied, the Declaration shall not show as an exception on Purchaser’s title policy.

        In the event any of the above conditions to Purchaser’s obligations hereunder are not satisfied or waived by Closing or the earlier dates indicated above, Purchaser will have the right, exercisable at Purchaser’s sole election, to terminate this Agreement, whereupon the Earnest Money will be refunded to Purchaser and no party hereto will have any further rights, duties or obligations hereunder other than those which expressly survive a termination hereof.

14.2. Conditions to Seller’s Obligations. The obligations of Seller to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date, of each of the following conditions and any other conditions to Seller’s obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Seller in its sole discretion:

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(a) Material Inaccuracies. Purchaser’s representations and warranties shall be true and correct in all material respects on and as of the Closing Date and Purchaser shall have delivered a certificate to that effect at Closing.

(b) Performance of Obligations. Purchaser shall have performed all obligations required to be performed by it prior to or on the Closing Date under this Agreement.

(c) Suits, Actions or Proceedings. No suit, action, arbitration or other proceedings shall be pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions, if any shall have been received.

        In the event any of the above conditions to Seller’s obligations hereunder are not satisfied or waived by Closing, Seller will have the right, exercisable at Seller’s sole election, to terminate this Agreement, whereupon the Earnest Money will be refunded to Purchaser and no party hereto will have any further rights, duties or obligations hereunder other than those which expressly survive a termination hereof.

14.3 Prorations. All real property taxes shall be prorated to the Closing Date.

14.4 Closing Costs.

(a) At Closing Seller shall pay the following costs and expenses associated with the closing of the transactions contemplated hereunder:

(i) The cost of the standard owner’s policy or policies of title insurance;

(ii) One-half of escrow fees;

(iii) All transfer, excise, and recording taxes or fees due on the transfer or conveyance of the Assets, including without limitation real estate excise tax on the conveyance of the Timberlands; and

(iv) Seller’s Broker’s fees and commissions and Seller’s attorney’s fees.

(v) Any and all compensating or “roll-back” taxes that may become due or assessable as a result of the removal of the Timberlands or any portion thereof from its present property tax classification or designation as “timberlands” or “forestland” prior to Closing or as a result of the inability of Purchaser to obtain a requested continuance of such classification or designation at Closing based upon any prior act or omission of Seller.

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(b) Purchaser shall pay:

(i) One-half of the escrow fees;

(ii) Title insurance premium attributable to extended coverage, if any, or any endorsements;

(iii) Recording fees for deeds; and

(iv) Purchaser’s attorneys’ fees.

(v) Any and all compensating or “roll-back” taxes that may become due or assessable as a result of the removal of the Timberlands or any portion thereof from its present property tax classification or designation as “timberlands” or “forestland” as of or after Closing, unless caused by action or failure to act on the part of Seller.

Except as otherwise provided in this Agreement, each party shall be responsible for the payment of costs incurred by said party in connection with the transaction contemplated by this Agreement.

14.5 Closing. At Closing:

(a) Seller shall deliver to Purchaser the following:

(i) Special Warranty Deed for the Timberlands in the form attached as Schedule 14.5(a)(i).

(ii) Nonforeign Affidavit to the effect that Seller is not a foreign person as that term is used in Section 1445 of the Internal Revenue Code;

(iii) An Assignment and Assumption Agreement for the Access Rights and Easements to be recorded in Lewis County in substantially the form attached hereto as Schedule 10;

(iv) A prepaid binding commitment for a standard coverage Policy of Title Insurance; and

(v) An Officer’s Certificate regarding representations and warranties.

(b) Purchaser shall deliver to Seller the following:

(i) Executed copy of the Assignment and Assumption Agreement of the Access Rights and Easements in substantially the form attached hereto as Schedule 10;

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(ii) An Officer’s Certificate regarding representations and warranties; and

(iii) The Purchase Price.

        At least ten (10) business days prior to Closing, Seller and Purchaser shall complete and sign appropriate Real Estate Excise Tax Affidavit with respect to the conveyance of the Timberlands in which Purchaser covenants that it will request continuance of the present “timberlands” or “forestland” property tax classification of the Timberlands, and Purchaser may then, prior to Closing, submit such Real Estate Excise Tax Affidavits to the County Assessor to obtain approval of the continuance request.

        At Closing Seller and Purchaser shall sign and deliver into escrow notices to the State Department of Natural Resources (“DNR”), on DNR approved forms, wherein notice is given by Seller to the DNR of the assignment to Purchaser of the approved Forest Practices Application to be assigned to Purchaser under this Agreement, and Purchaser affirms, as the new landowner, timber owner and operator, that it agrees to be bound by all conditions on such approved Forest Practices Application. Upon Closing, such notices shall be transmitted to the DNR.

        15. Indemnification. Seller shall defend and indemnify Purchaser and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to “expense” shall include, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings) (i) arising out of, resulting from or relating to claims by third parties arising out of any acts or omissions of Seller prior to Closing or any injuries, accidents, occurrences, activities or events occurring on the Timberlands prior to Closing, and (ii) for obligations or liabilities arising or accruing with respect to the Assets prior to the Date of Closing. Purchaser shall defend and indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to “expense” shall include, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings) (i) arising out of, resulting from or relating to claims by third parties arising out of any acts or omissions of Purchaser for activities conducted by Purchaser or its employees, agents or contractors inspecting the Timberlands prior to Closing or any injuries, accidents, occurrences, activities or events occurring on the Timberlands after Closing (except to the extent caused by Seller or its agents, contractors or employees), and (ii) for obligations or liabilities arising or accruing with respect to the Assets after the Date of Closing. Purchaser’s and Seller’s respective defense and indemnity obligations under this Paragraph 18 shall survive Closing.

16. Closing and Post-Closing Adjustments and Post-Closing Matters.

16.1 Reforestation Obligations. Seller shall complete prior to Closing all statutory reforestation obligations it may have with respect to the Timberlands, except as expressly provided in the following sentence. Seller and Purchaser acknowledge and agree that approximately 65 acres of the Timberlands located in the area shown on the map attached hereto as Exhibit “B” are subject to reforestation obligations that Seller will not complete prior to Closing. Purchaser agrees to assume this reforestation obligation as to said approximate 65 acres; provided, however, Seller agrees to provide to Purchaser, at Seller’s sole cost and expense, 26,000 suitable planting stock elevation and geographic zone Douglas-fir seedlings to fulfill such reforestation obligations; and provided, further, that Purchaser shall receive a credit at closing in the amount of $6,000 which the parties approximate is the cost of planting such seedlings.

16.2 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, the Access Rights and Easements identified on Schedule 16.2 require the consent or approval of a third party, and if such consent is not obtained prior to Closing, such Access Rights and Easements for which required consent has not been obtained shall be assigned to Purchaser at Closing on the following basis, terms and conditions: (1) Seller shall assign such Access Rights and Easements subject to and effective only at such time as such consent is obtained; (2) Seller shall continue to use reasonable and diligent efforts, at its cost and expense, to obtain any such consent or approval after the Closing Date; (3) until such time as such consent has been obtained, Seller will cooperate in all reasonable respects with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Seller in the benefits under any such Access Rights and Easements (except that any such arrangement shall not require performance by Seller as agent) provided that the Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained; and (4) Purchaser shall have no obligations or liabilities under or with respect to such Access Rights and Easements until the earlier of (i) the date such consent is obtained and (ii) the date that Purchaser receives the benefits thereunder, and then only for obligations or liabilities arising thereunder or with respect thereto after such date. If this transaction closes on the foregoing basis, the Assignment and Assumption Agreement pertaining to any such Access Rights and Easements where such required consent has not been obtained as of Closing, shall contain appropriate provisions consistent with the provisions of this Paragraph 16.2.

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17. Miscellaneous.

17.1 Further Assurances. If, at any time after the Closing Date, either party shall consider or be advised that any further instruments or assurance or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

17.2 Integration. This Agreement and the documents delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations. None of the parties shall be bound by nor shall be deemed to have made any representations, warranties or commitments except those required to be made by the terms of this Agreement, or those which are contained herein or in the documents delivered pursuant hereto.

17.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute one Agreement.

17.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Paragraph 20.4, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

17.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington.

17.7 Assignment. Except as expressly permitted pursuant to Paragraph 13, neither party may assign its rights hereunder prior to the Closing without the prior written consent of the other, which may be withheld for any reason.

17.8 Captions and Paragraph Headings. The headings used in this Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

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17.9 Notices. Notices under this Agreement shall be in writing and shall be effective when actually delivered or, if mailed, on the earlier of receipt (or refusal of receipt) or three (3) business days after being deposited, postage prepaid, in the United States’ mails as certified mail, return receipt requested, directed to the other party at the address set forth below, or, if sent via facsimile transmission, on the date such facsimile transmission to the facsimile number of the other party set forth below is confirmed by machine-printed confirmation of the sender’s facsimile machine. The address or facsimile numbers for notices to a party hereunder may be changed by such party by written notice to the other party.

If to Seller:	Plum Creek Timberlands, L.P. 999 Third Avenue, Suite 4300 Seattle, WA 98104 Attention: Sheri L. Ward, Director Law Facsimile: (206) 467-3799

If to Purchaser:	Pope Resources, L.P. 19245 Tenth Avenue Northeast Poulsbo, WA 98370-0239 Attn: John Shea, Director of Business Development Facsimile: (360) 697-1156

With a Copy to:	Warren Koons, Esq. Davis Wright Tremaine LLP 777 - 108th Ave. NE, Suite 2300 Bellevue, Washington 98004-5149 Facsimile: (425) 646-6199

17.10 Time is of the Essence. Time is of the essence of this Agreement.

17.12. Default. If either party defaults (that is, fails to perform the acts required of it) in its contractual performance herein or breaches any of its representations or warranties contained herein, the non-defaulting party, subject to the following paragraph, shall be entitled to exercise all rights and remedies available to it at law or equity, including but not limited to specific performance pursuant to the terms of this Agreement, damages or rescission. If the non-defaulting party seeking damages or rescission is the Purchaser, the Earnest Money, together with any interest thereon, shall be refunded.

        Purchaser acknowledges that if Purchaser fails to purchase the Assets so as to constitute a default by Purchaser hereunder, for any reason other than the breach of Seller, Seller shall be entitled to forfeit the Earnest Money as compensation for the detriment resulting from the removal of the Property from the market, and entering into this Agreement rather than selling to other potential purchasers. Therefore, in the event of Purchaser’s failure to purchase the Assets so as to constitute Purchaser’s default hereunder, Seller shall have, as Seller’s sole and exclusive remedy, the right to receive the Earnest Money, together with any interest thereon, which sum shall represent liquidated damages for breach and not a penalty therefor. The parties acknowledge and agree that the Earnest Money is presently a reasonable estimate of Seller’s damages, considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the expectation that proof of actual damages would be impractical or extremely difficult. Factors taken into consideration by the parties include Seller’s loss of opportunity during the pendency of this Agreement to sell the Assets to others on better terms, or at a higher price; Seller’s risk of loss of a bargain if the market turns negative; Seller’s damages related to its continuing obligations for the payment of taxes and insurance; and Seller’s loss of earnings on the amount of the purchase price resulting from a delay in closing. Purchaser hereby waives all rights or benefits of any law, rule or regulation, now or hereafter existing, which would allow Purchaser, following Purchaser’s failure to purchase the Assets so as to constitute Purchaser’s default, to claim a refund of the Earnest Money, together with any interest thereon, as unearned earnest money, a penalty or for any other purpose. Seller hereby waives all rights, remedies and claims, other than forfeiture of the Earnest Money that Seller may otherwise have for Purchaser’s failure to purchase the Assets so as to constitute a default by Purchaser under this Agreement.

17.13 Schedules Incorporated. The schedules attached to this Agreement (“Schedules”) are incorporated herein by reference:

Schedule	Description

1.2	Access Rights and Easements

4.13	Unrecorded Contracts, Agreements, FPAs, etc.

14.5(a)(i)	Form of Special Warranty Deed for Washington

10	Assignment of Access Rights and Assumption Agreement

16.2	Third Party Consents for Assignment of Access Rights and Easements

17.14 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incurred in connection with the closing of the transactions contemplated under this Agreement.

17.15 Attorneys Fees and Other Costs. If either party initiates any proceeding in law, equity or arbitration concerning this Agreement or any of its provisions, the party that substantially prevails in such proceeding shall be paid by the party not so prevailing therein all costs and expenses incurred in such proceeding, including reasonable attorneys’ fees at the pretrial, trial and appellate levels as determined by the court or courts considering the matter.

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17.16 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other person or entity shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above written.

PLUM CREEK TIMBERLANDS, L.P. By Plum Creek Timber I, L.L.C., Its General Partner	Attest:

By —————————————— James A. Kraft Senior Vice President, General Counsel and Secretary	By: —————————————— Sheri L. Ward, Assistant Secretary

POPE RESOURCES, A Delaware Limited Partnership By: —————————————— David L. Nunes CEO 23

EXHIBIT “A” That certain real property located in Lewis County, Washington described as follows: Township 12 North, Range 4 East, W.M.

Section 36: ALL; Except that portion of the S1/2 lying Southerly of the following described line:

BEGINNING at a point on the West line of said Section 36, which is 657.4 feet South of the West quarter corner thereof; thence Southeasterly to the South quarter corner of said Section; thence Northeasterly to a point on the East line of said Section which is 662.34 feet South of the East quarter corner thereof and the terminus of said line.

Township 13 North, Range 4 East, W.M.

Section 36: NE1/4, SW1/4 and SE1/4.

Township 13 North, Range 5 East, W.M.

Section 16: ALL

Section 18: That portion of the SE1/4NE1/4 lying within a 50 foot wide strip of land, the centerline of which is described as follows:

BEGINNING at a point on the East line of said subdivision which is 1109 feet North of the Southeast corner thereof; thence South 80º30’ West a distance of 67 feet; thence on a curve to the left having a radius of 146.2 feet a distance of 141.2 feet; thence South 24º West a distance of 89 feet; thence on a curve to the right having a radius of 287.9 feet a distance of 370 feet; thence North 82º West a distance of 116 feet to the Southerly line of the right of way of the Tacoma and Eastern Railway and the terminus of said centerline.

ALSO that portion of the E1/2SE1/4NE1/4 lying Southerly of the Tacoma and Eastern Railway right of way and Northerly of the above described property.

Section 22: S1/2SW1/4 and S1/2SE1/4

Section 26: ALL

Section 27: E1/2

24

Section 29: That portion of the NW1/4 lying Northerly of the St. Regis Paper Company Logging Road as described in deed recorded April 15, 1959 under Auditor’s File No. 598947.

Section 34: NE1/4, N1/2NW1/4, S1/2SW1/4, NE1/4SE1/4 and S1/2SE1/4.

Section 35: N1/2NW1/4 and NW1/4NE1/4.

25

Exhibit A

Puget Sound Unit

Hoogood Sale

Sections 22,26,27 T13N, R5E

West Fork Timber
239331
239332
239333
239334
Planted 2000
Planted 2000
PCTC
West Fork Timber Co
64 Acres
Planted 2000
10+41
Timber
Timber
238173
238174
238171
New Road
0+00
Timber
10 Years
10 Years
5 Years
PCTC
26
237014
237011
27
237012
237013
PCTC

Landing

Halispot

Harv_Sym_CC_Cable

WRIGRI Patch

RMZ Boundary

Helispot Location:

-122:09:30.0902, 46:35:20.1913,

Lon, Lat(d:m:s),Hgt(m)

Prepared By: glewis

12000

9/12/02

Harvest_Boundary

Harv_Sym_CC_Tractor

12/22/03

EXHIBIT “B” Reforestation Map 26

SCHEDULE 1.2 Access Rights and Easements

Grantor	Grantee	Date	Recording Info.

State of Washington, DNR	Plum Creek Timber Company, L.P.	11/28/1990	Rec. 12/13/90 AF# 9013191, Vol.459, Pg. 557, subsequently amended under Easement No. 50-51161, AF#3127415, recorded 12/12/2001

Burlington Northern Railroad Company	State of Washington, DNR	4/10/84	AF#922072, Rec. 4/16/84, Vol. 283, Pg. 824

Northern Pacific Railway Company	State of Washington, DNR	6/30/66	AF#697932. Rec. 7/14/66, Vol.446, Pg. 837

Murray Pacific Corporation	State of Washington, DNR	11/3/93	AF#9316199, Rec. 11/3/93 Vol.574, Pg. 744

Milwaukee Land Company; Northern Pacific Railway Company; West Tacoma Newsprint Company; United States Plywood Corporation	State of Washington, DNR	2/14/67	AF#715221, Rec. 9/7/1967 Vol. 454, Pg. 532

Boise Cascade Corporation	State of Washington, DNR	1/12/77	AF#825376, Rec. 1/19/77 Vol. 134, Pg. 374

Murray Pacific Corporation	State of Washington, DNR	8/8/79	AF#867261, Rec. 8/21/79 Vol. 194, Pg. 810

27

Chicago, Milwaukee, St. Paul and Pacific Railroad Company	State of Washington, DNR	10/8/79	Rec. 3/17/80 Vol. 205, Pg. 787

St. Regis Paper Company	Northern Pacific Railway Company	6/30/64	AF#669471 Vol. 435, Pg. 472

St. Regis Paper Company	Northern Pacific Railway Co.	8/19/60	Rec. 9/30/60 Vol. 33, Pg. 589 AF#617389

United States Plywood Corp.	Northern Pacific Railway Co.	5/24/65	Recorded 6/4/65 Vol.439/Pg. 727 AF#680424

28

SCHEDULE 4.13 Unrecorded Contracts, Agreements, FPAs 1. Forest Practices Application/Notification No. 2510283 dated November 5, 2002 29

SCHEDULE 14.5(a)(i)

Form of Special Warranty Deed

After recording return to:
TRANSNATION TITLE INSURANCE COMPANY
1200 Sixth Avenue, Suite 1910
Seattle, WA 98101
Attn: Kim Azure
File No. _____________________ (slw)

SPECIAL WARRANTY DEED

Grantor: PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership
Grantee: POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
Legal Description (abbreviated):______________________________________
Assessor’s Tax Parcel ID #: _________________________________________

        KNOW ALL PERSONS BY THESE PRESENTS: That PLUM CREEK TIMBERLANDS, L.P. a Delaware limited partnership, successor by merger to Plum Creek Timber Company, L.P., a Delaware limited partnership, qualified to do business and to own property in the State of Washington with its principal place of business located in Seattle, Washington, GRANTOR, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby admitted, does hereby grant, bargain, sell, convey and confirm unto POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP, whose address is 19245 10th Avenue NE, Poulsbo, Washington 98370-0239, hereinafter referred to as GRANTEE, and to its successors and assigns, FOREVER, the real property situated in the County of Lewis, State of Washington, described on Exhibit “A” attached hereto and incorporated herein by this reference as though fully set forth.

        SUBJECT TO only those encumbrances listed on the attached Exhibit “B” [Exhibit “B” would be the recorded Permitted Exceptions.]]

        TOGETHER, with all and singular the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

        And the said GRANTOR, for itself and its successors, further hereby covenants that it will forever WARRANT and DEFEND all right, title, and interest in and to said premises, and the quiet and peaceable possession thereof, unto the said GRANTEE, its successors and assigns, against the acts and deeds of said GRANTOR, and all and every person and persons whomsoever lawfully claiming or to claim by, through or under GRANTOR .

        IN WITNESS WHEREOF, said GRANTOR has caused its limited partnership name to be subscribed and its seal to be affixed, by its proper officers, thereunto duly authorized, on this ______ day of January, 2004.

PLUM CREEK TIMBERLANDS, L.P.

Attest:	By Plum Creek Timber I, L.L.C., General Partner

By —————————————— Sheri L. Ward, Assistant Secretary	By —————————————— Rick R. Holley, President and Chief Executive Officer

31

ACKNOWLEDGMENT

STATE OF WASHINGTON	)
)ss
COUNTY OF KING	)

        On this _____ day of _______________, 200__, before me personally appeared Rick R. Holley and Sheri L. Ward, to me known to be the President and Chief Executive Officer and the Assistant Secretary, respectively, of Plum Creek Timber I, L.L.C., general partner of Plum Creek Timberlands, L.P., the limited partnership that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited partnership for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument on behalf of the limited partnership and that the seal affixed is the seal of said limited partnership.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

—————————————— Notary Public in and for the State of Washington Residing at _________________ My Commission Expires _______ Printed Name: _______________

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SCHEDULE 10

Form of Assignment of Access Rights and Easements

After Filing Return To:
Warren Koons
Davis Wright Tremaine LLP
777 – 108th Ave. NE, Suite 2300
Bellevue, WA 98004-5149

Assignment of Access Rights and Easements and Assumption Agreement

Assignor: PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership
Assignee: POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
Ref. Nos. of Documents Assigned: _________________________________

        This Assignment of Access Rights and Easements and Assumption Agreement (this “Assignment”), is made the ____ day of January, 2004, between PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (the “Assignor”), whose address is 999 Third Avenue, Suite 2300, Seattle, Washington 98104, and POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (the “Assignee”), whose address is 19245 Tenth Avenue Northeast, Poulsbo, Washington 98370-0239;

        WHEREAS, by Timberland Purchase and Sale Agreement for the Morton, Washington Timberlands between the Assignor and the Assignee, dated December __, 2003 (the “Purchase and Sale Agreement”) and subsequent documents conveying the Assets described therein, Assignee purchased certain real property, and all rights and appurtenances associated therewith located in Lewis County, Washington; and

        WHEREAS, Assignor and Assignee desire that Assignor’s right, title and interest in, to and under certain access rights and easements located in Lewis County, Washington, be assigned to Assignee, as part of the transfer and conveyance of the Assets to Assignee pursuant to the Purchase and Sale Agreement.

        NOW, THEREFORE, the parties hereto, for good and valuable consideration and in accordance with the terms of the Purchase and Sale Agreement, hereby agree as follows:

        1. Assignor assigns, transfers, and sets over to Assignee all of Assignor’s right, title and interest in, to and under the rights-of-way, easements, use agreements and other access rights appurtenant to, relating to or benefiting the Timberlands (as hereinafter defined), as such rights-of-way, easements, use agreements and other access rights were granted to or reserved by Assignor or its predecessors in interest and as are further described on Exhibit “A” attached hereto and incorporated herein by this reference as though fully set forth (the “Access Easements”). Assignee may, at its option, record this Assignment in the real property records of Lewis County, Washington.

        2. Assignor assigns, transfers, and sets over to Assignee all of Assignor’s right, title and interest in, to and under any and all other rights-of-way, easements, use agreements and other access rights presently held or claimed by Assignor in Lewis County, Washington, which are appurtenant and provide access to or otherwise benefit the real property being concurrently conveyed by Assignor to Assignee and legally described on the attached Exhibit B (the “Timberlands”).

        3. Assignee hereby accepts this Assignment of the Access Easements and assumes and agrees to be bound by and perform all of the Assignor’s obligations and liabilities arising under the Access Easements after the date of this Assignment.

        4. Notwithstanding anything to the contrary in this Assignment, (1) this Assignment (including Assignee’s obligations and liabilities) shall automatically be effective as to any such Access Easement for which third party consent to this assignment is required and has not yet been obtained (the “Unconsented To Access Easements”) at such time, and only at such time, as the required third party consent to its assignment is obtained; (2) Assignor shall use reasonable and diligent efforts, at its cost and expense, to obtain any such required consent or approval for this assignment of any Unconsented To Access Easement; (3) until such time as such consent has been obtained, Assignor will cooperate in all reasonable respects with the Assignee in any lawful and economically feasible arrangement to provide the Assignee with the benefits of the Assignor’s interest in or under any such Unconsented To Access Easement (except that any such arrangement shall not require performance by Assignor as agent) provided that the Assignee shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Assignee would have been responsible therefor if such consent or approval had been obtained; and (4) Assignee shall have no obligations or liabilities under or with respect to any such Unconsented To Access Easement until the earlier of (i) the date such consent is obtained and (ii) the date that Assignee receives the benefits under such Unconsented To Access Easement, and then only for obligations or liabilities arising thereunder or with respect thereto after such date.

        5. Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all claims, liabilities, obligations, penalties, causes of action or damages (including attorney’s fees, expenses of litigation and costs of appeal), if any, arising or accruing under the Access Easements after the date of this Assignment, or for any claim, loss, damage, cost or expense resulting from Assignee’s failure to fulfill and perform the same after the date of this Assignment, or arising out of Assignee’s use and enjoyment of the Access Easements, or to enforce this indemnification provision. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all claims, liabilities, penalties, causes of action or damages (including attorney’s fees, expenses of litigation and costs of appeal), if any, arising or accruing under the Access Easements prior to the date of this Assignment, or for any claim, loss, damage, cost or expense resulting from Assignor’s failure to fulfill and perform the same prior to the date of this Assignment, or arising out of Assignor’s use and enjoyment of the Access Easements, or to enforce this indemnification.

        6. This Assignment shall be interpreted and construed under the laws of the State of Washington.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Access Rights and Easements and Assumption Agreement the day and year first above written.

Assignor:	PLUM CREEK TIMBERLANDS, L.P.

Attest:	By Plum Creek Timber I, L.L.C., General Partner

By —————————————— Sheri L. Ward Assistant Secretary	By —————————————— Rick R. Holley, President and Chief Executive Officer

Assignee:	POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP By: —————————————— Name: —————————————— Title: ——————————————

STATE OF WASHINGTON	)
)ss
COUNTY OF KING	)

        On this ___ day of ______________, 2004, before me personally appeared RICK R. HOLLEY and SHERI L. WARD, to me known to be the President and Chief Executive Officer and Assistant Secretary, respectively, of Plum Creek Timber I, L.L.C., the general partner of Plum Creek Timberlands, L.P., the partnership that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said partnership for the uses and purposes therein mentioned, and on oath stated that they are authorized to execute said instrument on behalf of the partnership and that the seal affixed is the seal of said partnership.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

—————————————— Notary Public in and for the State of ____________________ Residing at _________________ My Commission Expires _______ Printed Name: _______________

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STATE OF WASHINGTON	)
)ss
COUNTY OF KING	)

        On this ___ day of ______________, 2004, before me personally appeared ___________________, to me known to be the ____________________ of Pope Resources, A Delaware Limited Partnership, the limited partnership that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited partnership for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument on behalf of the limited partnership.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

—————————————— Notary Public in and for the State of ____________________ Residing at _________________ My Commission Expires _______ Printed Name: _______________

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SCHEDULE 16.2

Required Consents

1. Private Road Crossing Agreement between Richard B. Ogilvie, Trustee of Chicago, Milwaukee, St. Paul & Pacific Railroad Company and Burlington Northern, Inc., Menasha Corporation and the State of Washington dated October 8, 1979 and recorded in the records of Lewis County, Washington in Volume 205, Page 787.